Exhibit 5.1
Gerard A. Chamberlain
2431 Brown Street
Philadelphia, PA 19130
April 1, 2008
Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

Re:	Wilmington Trust Corporation 8.50% Subordinated Notes due 2018
Ladies and Gentlemen:
I have served as counsel to Wilmington Trust Corporation, a Delaware corporation (the “Company”), in connection with an automatic shelf registration statement on Form S-3 (the “Registration Statement”) filed on November 29, 2007 with the Securities and Exchange Commission (the “Commission”), and which became automatically effective on November 29, 2007 (Registration No. 333-147694), in connection with the issuance, from time to time, of up to an unlimited aggregate principal amount of debt securities (“Securities”) of the Company. The Company’s 8.50% Subordinated Notes due 2018 in the aggregate principal amount of $200,000,000 (the “Notes”) are Securities that will be issued and sold under the Registration Statement. The Notes will be issued pursuant to an Indenture dated as of May 4, 1998 between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Registration Statement was filed to register the sale of the Notes.
In connection with the foregoing, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, and instruments as I have deemed necessary or advisable for the purposes of this opinion. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies and other electronic transmissions).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For the purposes of this opinion letter, I have assumed that (1) the Trustee has all requisite power and authority under all applicable laws, regulations, and governing documents to execute, deliver, and perform its obligations under the Indenture and has complied with all legal

Wilmington Trust Corporation
April 1, 2008

requirements pertaining to its status as that status relates to the Trustee’s right to enforce the Indenture against the Company, (2) the Trustee has duly authorized, executed, and delivered the Indenture, (3) the Trustee is validly existing and in good standing in all necessary jurisdictions, (4) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (5) there has been no mutual mistake of fact, misunderstanding, fraud, duress, or undue influence in connection with the negotiation, execution, or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing, and conscionability, and (6) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, or qualify the terms of the Indenture.  I have assumed the validity and constitutionality of each relevant statute, rule, regulation, and agency action covered by this opinion letter.
Based upon and subject to the foregoing and the other qualifications and limitations contained herein, I am of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (1) receipt by the Company of the consideration specified in the Officers’ Certificate to be delivered pursuant to Section 1.02 of the Indenture and (2) the due execution, authentication, issuance, and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.
In addition to the qualifications, exceptions, and limitations set forth elsewhere in this opinion letter, the opinions expressed above also are subject to the effect of:  (a) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, liquidation, and other laws relating to or affecting creditors’ rights and remedies; (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief, or other equitable remedies; and (c) public policy.
This opinion letter is based as to matters of law solely on the laws of the State of New York.  I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the New York Constitution, and reported judicial decisions interpreting such provisions.
I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 1, 2008, which is incorporated by reference into the Registration Statement and to being named under the caption “Legal Matters” in the prospectus included in the Registration Statement and under the caption “Legal Matters” in the prospectus supplement with respect to the matters stated herein. In giving such consent, I do not admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Wilmington Trust Corporation
April 1, 2008

This opinion is intended solely for your benefit in connection with the transaction described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated or furnished to, reproduced, filed publicly, or used or relied upon by, any other person or entity for any other purpose without my express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
Very truly yours,

Gerard A. Chamberlain